August 2, 2011
Jeryl L. Hilleman
c/o Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608

Dear Jeryl:
This letter sets forth the substance of the separation agreement (the "Agreement") that Amyris, Inc. (the "Company") is offering to assist you with your employment transition.
1.SEPARATION. Your last day of active employment with the Company is scheduled to be June 1, 2012 (the "Scheduled Separation Date"). Between now and the Scheduled Separation Date you will perform the duties of Chief Financial Officer of the Company until a successor has been appointed at your current salary of $360,000 annually. Thereafter you will perform transition services during this period as designated by the Company (the "Transition Period") at your current salary of $360,000. If requested by the Company, you agree to continue to perform services as acting Chief Financial Officer beyond the Scheduled Separation Date at the same annual salary through December 31, 2012 (the "Extended Separation Date"). Either you or the Company may terminate your services for any reason, with or without cause, on or prior to or following the Scheduled Separation Date (the "Actual Termination Date"). You will participate in all Company benefit plans for which you are eligible during the Transition Period. The Company will pay you all salary earned through the Actual Termination Date, subject to standard payroll deductions and withholdings. You will also be paid all unused Paid Time Off ("PTO") earned through the Actual Termination Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement. If your employment is terminated by the Company without Cause prior to the Scheduled Separation Date, provided you deliver and do not revoke the release in the form set forth on Exhibit A hereto and the Release becomes effective (the "Release"), you will also receive a lump sum payment of any unpaid salary that would have been paid to you through your Scheduled Separation Date had you not terminated employment on the Actual Termination Date thirty (30) days following your separation from service (as defined below). You will cease to be a Section 16 officer of the Company on the date your successor is appointed.

For purposes of this Agreement, the term "Cause" shall mean a determination by the Company that your employment be terminated for any of the following reasons: (i) willful failure or refusal to comply in any material respect with lawful policies, standards or regulations of the Company, (ii) a violation of a federal or state law or regulation applicable to the business of the Company, (iii) conviction or plea of no contest to a felony under the laws of the United States or any State, (iv) fraud or misappropriation of property belonging to the Company or its affiliates, (v) non-performance, non-compliance or interference with the other party's performance of the terms of any confidentiality invention assignment or proprietary information agreement with the Company or with a former employer that results in (or is likely to result in) material harm to the Company, (vi) your willful failure to satisfactorily perform your duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.
2.SEVERANCE. In addition to the payments referenced in Section 1, the Company will make salary continuation payments over twelve months in the aggregate amount of $360,000, subject to standard deductions and withholdings and less any sums owing to the Company. If you deliver the Release, the Company will commence payment to you of the salary continuation described in this Section 2 on the first regular payroll date that is thirty (30) days following your separation from service (as defined below). The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments will be payable over the remainder of the twelve month period.

3.BONUS. You (or upon your death or disability, your beneficiary) will receive your full 2011 annual bonus ($100,000) regardless of performance in accordance with our standard bonus payout, but not later than March 15, 2011. You will also be entitled to receive a bonus payment of up to $100,000 for 2012 (the "2012 Bonus") as described below, regardless of performance, within thirty (30) days following your Actual Termination Date, provided you (i) remain employed after December 31, 2011and (ii) sign the Release following the Actual Termination Date and the Release becomes effective. The 2012 Bonus will be prorated based on the number of days that you remain employed by the Company during two periods of 2012, with $50,000 of the 2012 Bonus allocated to the period from January 1, 2012 through the Scheduled Separation Date (the "First 2012 Period"), and, if applicable, $50,000 of the 2012 Bonus allocated to the period from June 2, 2012 through the Extended Separation Date (subject to the Company's decision on whether to request your services through the Extended Separation Date) (the "Second 2012 Period"). If you are terminated by the Company without Cause before or during the First 2012 Period, you will be entitled to receive the full amount of the portion of the 2012 Bonus allocated to the First 2012 Period as described (and subject to the Release and other conditions provided) above in this section. If you are terminated by the Company without Cause during the Second 2012 Period (if applicable) you will be entitled to receive the full 2012 Bonus as described (and subject to the Release and other conditions provided) above in this section.

4.EQUITY. Pursuant to the terms of your equity award agreements, vesting and exercisability of your stock options ("Options") will continue during your employment and vesting shall cease on the Actual Termination Date. You are allowed to exercise your vested stock options during the time period set forth in your Option agreements following the Actual Separation Date. The Company will accelerate the vesting and exercisability of all outstanding and unexercised and early exercised Options from grants I100194, N100194 and 100663 (collectively, the "Initial Grants") on your Actual Termination Date, provided you (i) remain employed until your Scheduled Separation Date or are terminated without Cause prior to your Scheduled Separation Date and (ii) deliver the Release, and such Options may be exercised pursuant to (and in accordance with the post-termination exercise periods in) the terms of the applicable option agreement. All other unvested Options granted to you shall terminate on your Actual Termination Date, except with respect to any additional Options that become vested as provided in the next paragraph of this section.

In addition, to the extent applicable, if you continue to perform the services hereunder after the Scheduled Separation Date and through the Extended Separation Date or are terminated without Cause during such period, the Company will accelerate the vesting and exercisability of outstanding and unexercised and early exercised Options from Initial Grants as provided for above in this section, plus additional shares from grants 100747 and 101065 such that you will receive acceleration of vesting of an aggregate of 50,668 unvested shares subject to all of your Options (or all remaining unvested shares if your total unvested shares subject to Options are less than 50,668 as of your Actual Termination Date), with such acceleration applying first to the Initial Grants, then to grant 100747 and then to grant 101065, on your Actual Termination Date provided you deliver the Release, and such Options may be exercised pursuant to (and in accordance with the post-termination exercise periods in) the terms of the applicable option agreement. All other unvested Options granted to you shall terminate on your Actual Termination Date.
5.HEALTH COVERAGE. As provided by the federal COBRA law and by the Company's current group health plan, you will be eligible to continue your health benefits following the Separation Date. Our COBRA administrator will mail a COBRA enrollment packet to your home within 30 days of your last day of employment. You will have 60 days from date of notification to elect COBRA coverage. Should you timely elect COBRA, your COBRA coverage will take effect retroactive to the date your current coverage as an active employee ceased. You must send in your enrollment forms to our COBRA administrator to activate coverage. You are entitled to COBRA coverage whether or not you sign this Agreement. If you elect continued coverage under COBRA, the Company will pay your COBRA premiums for twelve (12) calendar months after the Scheduled Separation Date as part of this Agreement. The Company's obligation to make these payments will cease immediately if you become eligible for other health benefits at the expense of another employer. You agree to immediately provide the Company written notice of the availability of health coverage within that time period. The Company will pay your (but not your beneficiaries' COBRA premiums), provided you sign the Release and the Release becomes effective.

6.OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits after your Actual Termination Date. You recognize and agree that your employment relationship with the Company is permanently and irrevocably severed and the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you in the future.

7.EXPENSE REIMBURSEMENTS. Within ten (10) days of your Actual Termination Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through your Actual Termination Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

8.RETURN OF COMPANY PROPERTY. By your Actual Termination Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, Blackberry, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof) You will be permitted to retain your current iPhone and iPhone telephone number.

9.PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company. As well as the obligation to not solicit (directly or indirectly) the Company's employees for a period of one year (12 months). Failure to comply with this provision shall be a material breach of this Agreement. A copy of your Employee Proprietary Information and Inventions Agreement is available upon request.

10.NONDISPARAGEMENT. You agree not to disparage the Company, or the Company's officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees that the officers and directors will refrain from making statements that disparage your reputation. Failure to comply with this provision shall be a material breach of this Agreement.

11.MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach.

12.SECTION 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each salary continuation payment under Section 2 is hereby designated as a separate payment.  If the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service (as defined below), then (i) the salary continuation payments under this Agreement, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your separation from service (ii) the installments that otherwise would have been paid during the first six months after your separation from service will be paid in a lump sum when the salary continuation payments commence and (iii) any other payments or benefits to which you become entitled under this Employment Agreement, or under any agreement or plan referenced herein, in connection with your separation from service that constitute deferred compensation subject to Section 409A of the Code, shall not be made or commence until the earliest of (i) the expiration of the six (6) month period measured separation from service; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Any termination of your employment is intended to constitute a "separation from service" and will be determined consistent with the rules relating to a "separation from service" as such term is defined in Treasury Regulation Section 1.409A-1. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
Upon acceptance of this Agreement, within the timeframe specified above, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superseding in their entirety all other or prior agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Agreement.
13.Effective Date; Choice of Law. This Agreement shall be effective on the date it is executed by the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Amyris, Inc.

By: /s/ John G. Melo	John G. Melo Chief Executive Officer
I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:
/s/ Jeryl L. Hilleman        Date: 8-2-11
Jeryl L. Hilleman

Exhibit A
Release

In consideration of the severance benefits (the "Severance Benefits") offered to me by Amyris, Inc. (the "Employer") pursuant to my Agreement with Employer dated _________, 2011 (the "Agreement") and in connection with the termination of my employment, I agree to the following general release (the "Release").
1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the "Company") from any and all claims, causes of action, and liabilities up through the date of my execution of the Release.  The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment.  All such claims (including related attorneys' fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.  The parties agree to apply California law in interpreting the Release.  Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute.  Section 1542 states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor."

2.This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

3.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any:  (a) under applicable workers' compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency;

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(d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release.  Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer's bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me (including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer's officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer's policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 11 below, and the arbitration provision set forth in the Agreement.

4.I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof).  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

6.I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other

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immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

8.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

10.I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

11.Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement.  If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto.  The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release.  Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

12.I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release.  I understand that the offer of the Severance Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time.  I further understand that Employer's obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the "Effective Date") and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release.  I understand that the Severance Benefits will become available to me after the Effective Date.

13.In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representations and agreements regarding the subject matter.  Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

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14.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page to General Release Agreement Follows]

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EXECUTIVE'S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.
Executed this ______ day of _______________, ______.

____________________________________
Signature
____________________________________
Name (Please Print)

[Signature Page to General Release Agreement]

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